Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form F-4) and related Prospectus of IPSCO Inc. for the registration of $200 million of Exchange Notes due 2013 and to the incorporation by reference therein of our report dated January 28, 2003, except with respect to Note 23 as to which the date is June 18, 2003, with respect to the consolidated financial statements of IPSCO Inc. included in its Annual Report (Form 40-F/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

We also consent to the use of our report dated January 28, 2003 with respect to the financial statement schedule of IPSCO Inc. for the years ended December 31, 2002, 2001, and 2000 included in Amendment No. 1 to the Registration Statement (Form F-4) and related Prospectus of IPSCO Inc. for the registration of $200 million of Exchange Notes due 2013.

/s/    Ernst & Young LLP

Chicago, Illinois

November 3, 2003